Exhibit 99.1
Contact: Cass Investor Relations
ir@cassinfo.com
January 19, 2023
Cass Information Systems announces record annual and quarterly earnings
Fourth Quarter Results
(All comparisons refer to the fourth quarter of 2021, except as noted)

•Earned record quarterly net income and diluted earnings per share.
•Increase in diluted earnings per share of 21.8%, to $.67 from $.55.
•Increase in net income of 20.6%, to $9.3 million from $7.7 million.
•Increase in return on average equity to 18.96% from 12.70%.
•Increase in financial fees of $1.7 million, or 18.1%.
•Increase in average loans of $154.5 million, or 17.3%.
•Increase in net interest margin to 3.15% from 2.30%.
•Maintained exceptional credit quality.
2022 Results
•Earned record annual net income and diluted earnings per share.
•Increase in diluted earnings per share of 26.5%, to $2.53 from $2.00.
•Increase in net income of 22.0%, to $34.9 million from $28.6 million.
•Increase in return on average equity to 16.53% from 11.29%.
•Increase in financial fees of $11.0 million, or 33.7%.
•Increase in ending loans of $122.3 million, or 12.7%.
•Increase in net interest margin to 2.74% from 2.31%.
•Made significant technology improvements.

ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), (the Company or Cass) reported fourth quarter 2022 earnings of $.67 per diluted share, an increase of 21.8% from the $.55 per diluted share it earned in the fourth quarter of 2021. Net income for the period was $9.3 million, an increase of 20.6% from the $7.7 million earned in the same period in 2021. Diluted earnings per share and net income also increased 4.7% and 5.5%, respectively as compared to the third quarter of 2022.
Eric Brunngraber, the Company’s chairman and chief executive officer, noted, “Our success in 2022 is a testament to the strong franchise we have built over our 116 year history. With the assistance of rising interest rates, we not only achieved record earnings but were able to begin significant technological investments which should allow us to better serve our clients and make us more efficient over the long-term. I look forward to 2023 where we will continue to focus on profitable growth, positioning the company for long-term success through technological investment in our core businesses, and creating shareholder value.”
Fourth Quarter 2022 Highlights

Processing Fees – Processing fees increased $579,000, or 3.1%, over the same period in the prior year and $322,000, or 1.7%, as compared to the third quarter of 2022. The increase in processing fee income as compared to the same period in the prior year was largely driven by the increase in facility transaction volumes of 1.6%. Transportation invoice volumes decreased 0.3% over the same period. The increase as compared to the third quarter of 2022 was driven by ancillary processing services as transportation and facility volumes declined 2.2% and 3.6%, respectively.

Financial Fees – Financial fees, earned on a transactional level basis for invoice payment services when making customer payments, increased $1.7 million, or 18.1%, over the same period in the prior year. The increase in financial fee income was largely driven by increases in transportation and facility dollar volumes of 4.7% and 12.6%, respectively, in addition to rising market interest rates. Financial fees increased 0.9% over the third quarter of 2022 as rising interest rates offset a decline in dollar volumes.

Net Interest Income – Net interest income increased $5.6 million, or 47.6%. The Company’s net interest margin increased to 3.15% as compared to 2.30% in the same period last year and 2.90% for the third quarter of 2022. The increase in net interest income and margin was largely driven by the rise in market interest rates which are favorable for the Company over the long-term. The Company was also assisted by the 6.4% increase in average interest-earning assets, specifically an increase in average loans, excluding PPP loans, of 18.9%.

Provision for Credit Losses - The provision for credit losses was $500,000 during the fourth quarter of 2022 as compared to $740,000 in the fourth quarter of 2021. The provision for the fourth quarter of 2022 was primarily driven by the increase in total loans of $45.8 million, or 4.4%, as compared to September 30, 2022.

Operating Expenses - Consolidated operating expenses rose $6.5 million, or 20.7%. Personnel expense increased $5.3 million, or 22.4%. Base salaries increased as a result of merit increases, wage pressures, an increase in average full-time equivalent employees of 11.4% due to the Touchpoint acquisition and strategic investment in various technology initiatives, including improved rating engine capabilities and investment in optical character recognition, artificial intelligence, machine learning and other processes to consume images and produce data. Also driving the increase in personnel expense was an increase in stock compensation due to improved Company earnings and the impact on performance based restricted stock. Stock compensation was $2.3 million during the fourth quarter of 2022 as compared to $1.3 million in the third quarter of 2022 and $273,000 during the fourth quarter of 2021. Certain other expense categories are also elevated as the Company invests in, and transitions to, improved technology. The Company anticipates this elevated spending will result in improved operating leverage beginning in late 2023.

Loans - Average loans increased $154.5 million, or 17.3%. The Company has been successful in achieving organic growth in its franchise, faith-based and other commercial and industrial loans. When compared to December 31, 2021, ending loans increased $122.3 million, or 12.7%, during 2022.

Payments in Advance of Funding – Average payments in advance of funding increased $5.3 million, or 2.1%, primarily due to a 4.7% increase in transportation dollar volumes, which led to higher dollars advanced to freight carriers.

Deposits – Average deposits increased $67.2 million, or 6.0%, when compared to the fourth quarter of 2021. Average deposits were flat with the third quarter of 2022.

Accounts and Drafts Payable - Average accounts and drafts payable increased $71.2 million, or 6.5%. The increase in these balances, which are non-interest bearing, are primarily reflective of the increase in transportation and facility expense dollar volumes of 7.0%. As compared to the third quarter of 2022, average accounts and drafts payable declined 2.1% due to a decrease in total dollar volumes of 7.6%.

Transportation Dollar Volumes – Transportation dollar volumes were $10.9 billion during the fourth quarter of 2022. The 4.7% increase in dollar volumes was largely due to inflationary pressures and fuel surcharges, among other factors. Dollar volumes declined 5.4% as compared to the third quarter of 2022 due to seasonality and a decrease in the average invoice paid of 3.2% reflective of declining freight rates.

Facility Expense Dollar Volumes – Facility dollar volumes totaled $4.8 billion during the fourth quarter of 2022. The 12.6% increase in dollar volumes was largely due to an increase in energy prices. Dollar volumes declined 12.2% as compared to the third quarter of 2022 due to seasonality and lower energy prices.

Capital - The Company’s common equity tier 1, total risk-based capital and leverage ratios were 12.80%, 13.52% and 9.52% at December 31, 2022, respectively. Total shareholders’ equity has declined $39.5 million since December 31, 2021 primarily as a result of an increase in accumulated other comprehensive loss due to the rise in market interest rates and resulting negative impact on the fair value of available-for-sale investment securities.

About Cass Information Systems
Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $90 billion annually on behalf of clients, and with total assets of nearly $2.6 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Commercial Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.
Note to Investors
Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. These risks and uncertainties include the impact of the COVID-19 pandemic as well as economic and market conditions, inflationary pressures, risks of credit deterioration, interest rate changes, governmental actions, market volatility, security breaches and technology interruptions, energy prices and competitive factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. The Company has used, and intends to continue using, the Investors portion of its website to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, investors are encouraged to monitor Cass’s website in addition to following press releases, SEC filings, and public conference calls and webcasts.

Consolidated Statements of Income (unaudited)

($ and numbers in thousands, except per share data)

	Quarter Ended December 31, 2022	Quarter Ended September 30, 2022	Quarter Ended December 31, 2021	Year Ended December 31, 2022	Year Ended December 31, 2021
Processing fees	$19,286	$18,964	$18,707	$76,470	$74,589
Financial fees	11,350	11,252	9,611	43,757	32,733
Net interest income	17,329	15,971	11,738	58,844	44,326
(Provision for) release of credit losses	(500)	(550)	(740)	(1,350)	130
Other	1,481	1,568	634	4,755	2,369
Total revenues	$48,946	$47,205	$39,950	$182,476	$154,147
Personnel	$28,724	$26,999	$23,466	$106,474	$92,155
Occupancy	875	970	965	3,676	3,824
Equipment	1,664	1,633	1,717	6,668	6,745
Other	6,526	6,719	5,160	22,758	17,602
Total operating expenses	$37,789	$36,321	$31,308	$139,576	$120,326
Income from operations before income taxes	$11,157	$10,884	$8,642	$42,900	$33,821
Income tax expense	1,872	2,085	940	7,996	5,217
Net income	$9,285	$8,799	$7,702	$34,904	$28,604
Basic earnings per share	$.69	$.65	$.56	$2.58	$2.03
Diluted earnings per share	$.67	$.64	$.55	$2.53	$2.00

Share data:
Weighted-average common shares outstanding	13,548	13,542	13,761	13,553	14,092
Weighted-average common shares outstanding assuming dilution	13,812	13,804	13,996	13,808	14,330

Consolidated Balance Sheets

($ in thousands)

	(unaudited ) December 31, 2022	(unaudited) September 30, 2022	December 31, 2021
Assets:
Cash and cash equivalents	$200,942	$346,994	$514,928
Investment securities	754,468	763,789	673,453
Loans, excluding PPP loans	1,082,906	1,037,101	954,268
PPP loans	—	—	6,299
Allowance for credit losses	(13,539)	(13,049)	(12,041)
Payments in advance of funding	293,775	269,221	291,427
Premises and equipment, net	19,958	19,375	18,113
Investments in bank-owned life insurance	47,998	47,714	43,176
Goodwill and other intangible assets	21,435	21,630	16,826
Other assets	165,080	118,040	48,452
Total assets	$2,573,023	$2,610,815	$2,554,901

Liabilities and shareholders’ equity:
Deposits
Non-interest bearing	$642,757	$581,731	$582,642
Interest bearing	614,460	647,990	638,861
Total deposits	1,257,217	1,229,721	1,221,503
Accounts and drafts payable	1,067,600	1,146,334	1,050,396
Other liabilities	41,882	43,025	37,204
Total liabilities	$2,366,699	$2,419,080	$2,309,103

Shareholders’ equity:
Common stock	$7,753	$7,753	$7,753
Additional paid-in capital	207,422	205,624	204,276
Retained earnings	131,682	126,361	112,220
Common shares in treasury, at cost	(81,211)	(81,624)	(78,904)
Accumulated other comprehensive (loss) income	(59,322)	(66,379)	453
Total shareholders’ equity	$206,324	$191,735	$245,798
Total liabilities and shareholders’ equity	$2,573,023	$2,610,815	$2,554,901

Average Balances (unaudited)

($ in thousands)

	Quarter Ended December 31, 2022	Quarter Ended September 30, 2022	Quarter Ended December 31, 2021	Year Ended December 31, 2022	Year Ended December 31, 2021
Average interest-earning assets	$2,232,764	$2,243,219	$2,099,414	$2,205,793	$1,999,609
Average loans, excluding PPP loans	1,049,294	983,953	882,748	990,964	821,758
Average PPP loans	—	152	12,003	1,040	65,904
Average investment securities	760,424	776,162	636,020	745,637	513,390
Average short-term investments	346,198	431,516	578,749	425,004	614,390
Average payments in advance of funding	262,620	277,683	257,261	278,185	211,809
Average assets	2,581,086	2,617,814	2,495,901	2,586,078	2,333,992
Average deposits	1,184,186	1,184,330	1,116,992	1,191,373	1,039,940
Average accounts and drafts payable	1,158,112	1,182,373	1,086,944	1,141,329	986,572
Average shareholders’ equity	$194,269	$207,247	$240,597	$211,142	$253,436

Consolidated Financial Highlights (unaudited)

($ and numbers in thousands, except ratios)

	Quarter Ended December 31, 2022	Quarter Ended September 30, 2022	Quarter Ended December 31, 2021	Year Ended December 31, 2022	Year Ended December 31, 2021
Return on average equity	18.96%	16.84%	12.70%	16.53%	11.29%
Net interest margin (1)	3.15%	2.90%	2.30%	2.74%	2.31%
Average interest-earning assets yield (1)	3.53%	3.04%	2.35%	2.90%	2.37%
Average loan yield	4.37%	4.03%	3.95%	3.98%	3.96%
Average investment securities yield (1)	2.50%	2.35%	2.11%	2.30%	2.30%
Average short-term investment yield	3.44%	2.07%	0.14%	1.51%	0.12%
Average cost of total deposits	0.72%	0.26%	0.09%	0.31%	0.11%
Allowance for credit losses to loans	1.25%	1.26%	1.25%	1.25%	1.25%
Non-performing loans to total loans	0.11%	—%	—%	0.11%	—%
Net loan charge-offs (recoveries) to loans	—%	—%	—%	—%	—%

Transportation invoice volume	9,174	9,385	9,202	36,807	36,783
Transportation dollar volume	$10,930,786	$11,549,980	$10,443,905	$44,749,359	$36,829,841
Facility expense transaction volume (2)	3,196	3,315	3,147	12,990	12,499
Facility expense dollar volume	$4,814,145	$5,485,783	$4,277,119	$19,514,048	$15,867,556
(1) Yields are presented on tax-equivalent basis assuming a tax rate of 21%.
(2) Facility expense transaction volumes have been restated for the current and prior periods to reflect total invoices processed. In prior periods, we utilized billing account numbers in our Telecom division as a proxy for transactions.